Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

RESTATED CHARTER OF

FIRST HORIZON NATIONAL CORPORATION

The undersigned, a duly authorized officer of First Horizon National Corporation (the “Corporation”), acting pursuant to TBCA Section 48-20-106, hereby certifies the following:

1.	The name of the Corporation is FIRST HORIZON NATIONAL CORPORATION.

2.	The text of the amendments to the Restated Charter is as follows:

A new Article 13 is hereby inserted as set forth below, and all the Articles following Article 13 are re-numbered accordingly:

Except as provided in Article 12, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any meeting of shareholders for the election of directors at which a quorum is present, provided that if, as of (a) the expiration of the time fixed under Section 3.6 of the Corporation’s Bylaws (or any successor provision) for advance notice of nomination of a director by a shareholder or, (b) in the absence of any such provision, a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of positions on the Board of Directors to be filled by election at the meeting, the directors shall be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at any such meeting. For purposes of this section, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.

3.	The amendments were duly adopted by the shareholders of the Corporation at the Annual Meeting of Shareholders on April 20, 2010.

4.	The amendments will be effective upon filing of the Articles of Amendment with the Secretary of State of the State of Tennessee.

FIRST HORIZON NATIONAL CORPORATION

Date: April 20, 2010	By: /s/ Clyde A. Billings, Jr.
Clyde A. Billings, Jr., Corporate Secretary